EXHIBIT 13.3

ToLuna Germany GmbH   Hopfenstraße 8   80335 München

To whom it may concern,

Munich, June 28.2011

CONSENT

This is to confirm that ToLuna Germany GmbH (formerly Ciao Surveys GmbH, now part of the Toluna Group) conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Austria	September 2009	1014
Australia	September 2009	997
Belgium	September 2009	1007
Finland	September 2009	1000
France	June 2009	506
Germany	September 2009	1024
Italy	September 2009	1023
South Africa	September 2009	984
Switzerland	September 2009	1004

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of results from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name ToLuna Germany GmbH (formerly: Ciao Surveys GmbH) in connection therewith.

We further consent to the incorporation by reference of this consent, results from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

Sincerely,

TOLUNA Germany GmbH (formerly CIAO SURVEYS GmbH)

By:	/s/ Markus Bocker
Name: Markus Bocker
Title: VP Group Finance

ToLuna Germany GmbH     Hopfenstraße 8 D-80335 München
Tel: +49-(0)89-44 44 510 100 Fax: +49-(0)89-35827379 Web: www.toluna.com
Geschäftsführer: Frederic Charles Petit, Albert Mikael Tiano
Bankverbindung: Deutsche Bank Konto: 166 3376 00 BLZ: 700 700 10 Handelsregister München: HRB 155326 UST-ID DE814822287